MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

NEW JERSEY MUNICIPAL BOND FUND

SERIES #5

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/15/2002	Tobacco Settlement Fin Corp 6% 06/01/37	1,801,455,000	2,000,000	Salomon
11/01/2002	Puerto Rico Muni Finance Agency 5.25% 08/01/21	510,615,000	400,000	Banc of Amer